UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 17, 2017

ORBITAL ATK, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

45101 Warp Drive, Dulles, Virginia 20166

(Address of principal executive offices) (Zip Code)

(703) 406-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On September 17, 2017, Orbital ATK, Inc. a Delaware corporation (the “Company,”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Northrop Grumman Corporation (“Northrop Grumman”) and Neptune Merger, Inc., a wholly owned subsidiary of Northrop Grumman (“Sub”).  Upon the terms and subject to the conditions set forth in the Merger Agreement, Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Northrop Grumman (the “Merger”).

Pursuant to the Merger Agreement, upon the closing of the Merger (the “Closing”), each outstanding share of Company common stock, other than shares owned by the Company, Northrop Grumman or Sub (which will be cancelled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law, will automatically be converted into the right to receive $134.50 in cash, without interest (the “Merger Consideration”).

Each stock option outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive a cash payment equal to the number of shares of common stock subject to the stock option, multiplied by the excess, if any, of the Merger Consideration over the exercise price per share of such stock option.  Each restricted share outstanding immediately prior to the Effective Time will be converted into the right to receive a cash payment equal to the Merger Consideration.  Each performance share outstanding immediately prior to the Effective Time will vest (i) for 2015-2017 awards, at the greater of target or actual performance and (ii) for other awards, at target performance, subject to proration except to the extent otherwise provided by an existing contractual arrangement, and will be converted into the right to receive a cash payment equal to the number of shares of common stock subject to the vested performance share, multiplied by the Merger Consideration.   Each deferred stock unit and each phantom stock unit outstanding immediately prior to the Effective Time will be converted into the right to receive a cash payment equal to the number of shares of common stock subject to such deferred stock unit or phantom stock unit, multiplied by the Merger Consideration.

The consummation of the Merger is subject to certain closing conditions, including (i) the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock (the “Stockholder Approval”), (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the issuance, or deemed issuance, by the European Commission of a decision finding the Merger to be compatible with the common market and (iii) that no injunctions or legal restraints exist that have the effect of preventing the consummation of the Merger.  Moreover, each party’s obligations to consummate the Merger are subject to certain other conditions including (a) the accuracy of the other party’s representations and warranties and (b) the other party’s compliance with its obligations. Subject to the satisfaction of the closing conditions, the parties anticipate that the Merger will be consummated during the first half of 2018.

Northrop Grumman has obtained debt financing commitments for the purpose of financing the Merger.

The Merger Agreement contains certain covenants, including covenants providing (i) for each of the parties to use reasonable best efforts to cause the transaction to be consummated, (ii) for the Company to carry on its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and completion of the Merger and (iii) for the Company not to engage in certain kinds of transactions during this period.

The Merger Agreement obliges the Company to abide by customary “no-shop” restrictions on its ability to solicit alternative takeover proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative takeover proposals. Notwithstanding this obligation, prior to the receipt of the Stockholder Approval, in the event that the Company receives an unsolicited alternative takeover proposal that the Company’s board of directors determines in good faith is, or determines in good faith would reasonably be expected to lead to, a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company, the Company may under certain circumstances furnish information to and engage in discussions or negotiations with the third party making such alternative takeover proposal. A “Superior Proposal” generally is a binding bona fide unsolicited written takeover proposal to acquire at least a majority of the outstanding shares of the Company’s common stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, which proposal, in the good faith determination of the Company’s board of directors (after consultation with its legal counsel and financial advisor), (1) is more favorable from a financial point of view to the Company’s stockholders than the consideration payable in the Merger and (2) is reasonably capable of being completed, taking into account all aspects of such proposal.

The Merger Agreement contains certain termination rights for the Company and Northrop Grumman. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Northrop Grumman a termination fee of $275,000,000.

The foregoing description of the Merger Agreement does not purport to be a complete description and is qualified in its entirety by reference to such agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Northrop Grumman or any of their respective subsidiaries or affiliates. The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Northrop Grumman and Sub.  In addition, such representations and warranties (i) have been made only for purposes of the Merger Agreement, (ii) may be subject to limits or exceptions agreed upon by the contracting parties, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or other specific dates and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Northrop Grumman or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01.  Other Events.

The Company and Northrop Grumman issued a joint press release on September 18, 2017 announcing the execution of the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, on September 18, 2017, the Company engaged in various communications with employees, investors and other persons concerning the proposed Merger.  Copies of those communications are filed as exhibits to this report.

Forward-Looking Statements

This communication, and any documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance.  Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against the Company related to the merger agreement or the proposed transaction and (v) other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.  The Company assumes no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed acquisition of the Company by Northrop Grumman, the Company will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction.  Investors and security holders are urged to read the proxy statement and other documents relating to the acquisition when they become available, because they will contain important information about the proposed transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.orbitalatk.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Orbital ATK, Inc., Corporate Secretary, 45101 Warp Drive, Dulles, Virginia, 20166, telephone: (703) 406-5000.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed acquisition of the Company by Northrop Grumman.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 28, 2017, and its definitive proxy statement for the 2017 annual meeting of stockholders, which was filed with the SEC on June 23, 2017.  Additional information regarding the interests of such individuals in the proposed acquisition of the Company by Northrop Grumman will be included in the proxy statement relating to such acquisition when it is filed with the SEC.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.orbitalatk.com.

Item 9.01.       Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 17, 2017 among Northrop Grumman Corporation, Neptune Merger, Inc. and Orbital ATK, Inc.
99.1	Joint Press Release issued by Orbital ATK, Inc. and Northrop Grumman Corporation on September 18, 2017
99.2	Letter from David W. Thompson to Orbital ATK, Inc. Employees, dated September 18, 2017
99.3	Orbital ATK, Inc. Investor Presentation Material

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL ATK, INC.

September 18, 2017	By:	/s/ Thomas E. McCabe
Thomas E. McCabe
Senior Vice President, General Counsel and Secretary